Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 08/23/2022 04:43 PM
Original ID: 2015-000688114
Amendment ID: 2022-003781335

Profit Corporation
Articles of Correction

1. Corporation name:

ShiftPixy, Inc.

2. The document to be corrected is: Exhibit A to the Articles of Amendment

3. Filed with the Wyoming Secretary of State on: 08/15/2022
(Date – mm/dd/yyyy)

4. Incorrect statement:

August 25, 2022

5. Reason it is incorrect or manner in which the execution was defective:

The mailing to the shareholders of the notice of the action taken was inadvertently delayed; the date must be accordingly adjusted to accommodate the appropriate period of advance notice to shareholders.

6. Correct statement:

August 31, 2022

Signature: DocuSigned by: [signature] 17AB7EC74EC14C4 **Date:** 08/15/2022
(May be executed by the Chairman of the Board, President or another or its officers.) *(mm/dd/yyyy)*

Print Name: Scott W. Absher

Title: CEO

Contact Person: Mark A. Absher, In House Counsel

Daytime Phone Number: 786-626-7622

Email: mark.absher@shiftpixy.com

*(**An email address is required.** Email(s) provided will receive important reminders, notices and filing evidence.)*

Checklist

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